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                                                                   EXHIBIT 99.1
                                                            #2614

                                              CORPORATE COMMUNICATIONS DIVISION

GRACE NEWS                                            W. R. Grace & Co.
                                                      One Town Center Road
                                                      Boca Raton, FL 33486-1010

CONTACT:  Mary Lou Kromer         40/362-2600 or
                                  800-GRACE99


   GRACE DECLARES QUARTERLY CASH DIVIDEND AND ANNOUNCES SHARE
                     REPURCHASE AUTHORIZATION

     BOCA RATON, Fla., October 5, 1995 - The board of directors of W. R. Grace & Co. (NYSE: CRA) today declared a quarterly cash dividend of 12.5 cents per share on Grace's common stock. The dividend will be payable on December 11, 1995 to shareholders of record on November 2, 1995.

     In addition, the board of directors approved the repurchase of up to 10 million shares (approximately 10 per cent) of the Company's common stock from time to time in open market or private transactions. Presently there are 97 million Grace shares outstanding. No specific timeframe has been set to complete the share repurchase activity.

     "We view the share repurchase program and the new dividend payout to be part of one integrated approach to long-term financial management and shareholder value creation," said Albert J. Costello, chairman, president and chief executive officer.

     Grace lowered its quarterly cash dividend to 12.5 cents from 35 cents as a result of the Company's pending spin-off of National Medical Care, Inc. (NMC), which is expected to be completed in the fourth quarter. At that time, shareholders will receive a special dividend of one share of NMC stock for each share of Grace stock held. Also, upon the spin-off, NMC is expected to assume certain liabilities and pay Grace $1.2 billion in cash which the Company expects to apply substantially to reduce debt.

     "We believe that the dividend and share repurchase actions, taken together, will significantly improve the Company's ability to manage its balance sheet consistent with the growth strategies in our core businesses," said Costello.

                                    (more)

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     He said, "The lower dividend payout is appropriate for Grace given the ample investment opportunities in our packaging and specialty chemicals businesses. We propose to follow a future dividend policy of distributing approximately 20-30 per cent of the prior year's net earnings." "While we plan to operate with a much stronger balance sheet following the spin-off, the share repurchase authority will provide flexibility to distribute cash to shareholders, considering both our investment prospects and capital structure targets," said Costello.

     Grace is a global leader in flexible packaging and specialty chemicals.

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